Exhibit 99.1

Alliqua Biomedical Announces Partnership with Human Longevity Inc., Under Existing Licensing Agreement

Future Collaboration Focused on Developing Differentiated and Novel HCTP Technologies

LANGHORNE, Pa., January 28, 2016 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a provider of advanced wound care products, today announced that following the completion of Human Longevity, Inc.’s (“HLI”) planned purchase of LifebankUSA and other select assets from Celgene Cellular Therapeutics (“CCT”), the Company will remain the exclusive commercial partner for the existing pipeline of human placental based products, including Biovance® Human Amniotic Membrane Allograft and CCT’s connective tissue matrix product, which is pending commercial launch under its branded name, Interfyl™ Human Connective Tissue Matrix.

“HLI looks forward to working with Alliqua. Following the completion of the planned purchase of select assets from CCT, Alliqua will be our exclusive commercial partner in the wound care and orthopedics markets, and believe they will be a valued contributor to our goal of becoming a leading functional regeneration company,” said Dr. Bob Hariri, Co-Founder, President of HLI. “Building on the commercial progress to-date with Biovance cell matrix product, we look forward to the pending launch of our connective tissue matrix product, Interfyl this year, and, importantly, on continuing to develop and commercialize novel technologies derived from human placental tissues.”

“We could not be more excited to be working with Dr. Bob Hariri,” said Dave Johnson, Chief Executive Officer of Alliqua BioMedical. “Dr. Hariri is a pioneer in the use of stem cells and engineered tissue products to treat a variety of life threatening diseases. He was the first to discover and characterize pluripotent stem cells from the placenta. He also developed industry-exclusive methods for the extraction of placental stem cells, and was the inventor of our Biovance product.”

Mr. Johnson continued, “We look forward to engaging with HLI, which represents a unique opportunity for Alliqua as we continue to develop and commercialize differentiated, wound care solutions that benefit patients, physicians and payers. We have had preliminary discussions on short, medium and long term projects using existing technologies in the Alliqua portfolio. And, looking forward, Alliqua and HLI will work together to identify other synergistic opportunities that leverage Human Longevity’s technologies.”

Background

On November 14, 2013, Alliqua entered into a license, marketing and development agreement with Celgene Cellular Therapeutics, an affiliate of Celgene Corporation, related to certain placental based products including Biovance Human Amniotic Membrane Allograft. This agreement was subsequently amended on September 30, 2014, to allow Alliqua to market Biovance for podiatric and orthopedic applications, and on May 6, 2015, to include CCT’s connective tissue matrix product, which is pending commercial launch under its branded name, Interfyl Human Connective Tissue Matrix.

About Human Longevity, Inc.™

Human Longevity, Inc. (HLI) is the genomics-based, technology-driven company creating the world’s largest and most comprehensive database of whole genome, phenotype and clinical data. HLI is developing and applying large scale computing and machine learning to make novel discoveries to revolutionize the practice of medicine. HLI’s business also includes the HLI Health Nucleus™, a genomic powered clinical research center which uses whole genome sequence analysis, advanced clinical imaging and innovative machine learning, along with curated personal health information, to deliver the most complete picture of individual health. For more information please visit, http://www.humanlongevity.com or http://www.healthnucleus.com.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions, committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. The Company's Mist Therapy System® uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. Alliqua also markets the human biologic wound care product Biovance®

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. Alliqua's electron beam production process, located at its 16,500 square foot Good Manufacturing Practice (GMP) manufacturing facility, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. The Company has locations in Langhorne, PA and Eden Prairie, MN.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com